Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is made effective as of May 10, 2021 by and between Dine Brands Global, Inc., a Delaware corporation (the “Corporation”), and Vance Y. Chang (the “Executive”).
WHEREAS, the Corporation desires to employ Executive on the terms and conditions set forth in this Agreement; and
WHEREAS, the Executive is willing to render services to the Corporation on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual terms and conditions hereof, the Corporation and the Executive hereby agree as follows:
1.    Employment.  The Corporation hereby employs the Executive and the Executive hereby accepts employment with the Corporation upon the terms and conditions hereinafter set forth.
2.    Exclusive Services.  The Executive shall devote all necessary working time, ability and attention to the business of the Corporation during the term of this Agreement and shall not, directly or indirectly, render any material services to any business, corporation, or organization whether for compensation or otherwise, without the prior knowledge and written consent of the Board of Directors of the Corporation (hereinafter referred to as the “Board”).  During this Agreement, the Executive may  (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Corporation in accordance with this Agreement and any service on public company boards of directors is approved in advance by the Board. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the effective date of this Agreement, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the effective date of this Agreement shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Corporation.
3.    Duties.  The Executive is hereby employed as the Chief Financial Officer (hereinafter referred to as the “CFO”) of the Corporation and shall render services at the business office of the Corporation to which the Executive is assigned.  The Executive shall have such authority and shall perform such duties as are described in Exhibit A attached hereto.
4.    Term.  This Agreement shall have an initial term of three years commencing as of June 14, 2021 (the “Start Date”). This Agreement is subject to earlier termination as hereinafter provided.
5.    Compensation.  As compensation for services rendered under this Agreement, the Executive shall be entitled to receive the following:

a.    Base Salary.  The Executive shall be paid a base salary of at least $500,000 per year, payable in 26 equal bi-weekly installments during the term of this Agreement, prorated for any partial employment month.  Such base salary (“Base Salary”) shall be reviewed by the Compensation Committee of the Board (the “Compensation Committee”) no less frequently than annually.  The Base Salary may be increased by the Compensation Committee in its discretion, subject to ratification by the Board.  The Base Salary may not be decreased, except in the event of an across the board salary reduction approved by the Board affecting employees of the Corporation at the Chief Officer Level (as defined in Section 6(a), below).
b.    Additional Compensation.  The Executive shall be paid such additional compensation and bonuses as may be determined and authorized in the discretion of the Compensation Committee, subject to ratification by the Board.  The Executive’s target bonus, to be payable under the Corporation’s annual incentive plan, shall be 75% of the Executive’s Base Salary. Executive will be eligible to participate in the incentive plan for 2021, with no pro-ration.
c.     Sign-on Restricted Stock Award. The Executive will receive a one-time equity award of $800,000 of restricted stock (“RSA”), which will be granted on the 15th of the month following the Start Date (or the next business day if the 15th is not a business day) under the current stock incentive plan for the Corporation. Each RSA represents the right to receive one share of the Corporation’s stock provided Executive remains employed through the vesting date. The number of RSAs awarded will be determined by dividing $800,000 by the closing price of the Corporation’s common stock on the grant date. Provided that Executive is continuously employed by the Corporation through each vesting date, the award will vest ratably over 4 years, with 25% of the award vesting upon each anniversary of the grant date.
d.     Sign-on Long-term Incentive Award. The Executive will receive a fiscal year 2021 long term incentive award of $600,000, which will be granted on the 15th of the month following the Start Date (or the next business day if the 15th is not a business day) under the current stock incentive plan for the Corporation and form of award agreements used in connection therewith. The award will be provided 34% in the form of Stock Options, 33% in Restricted Stock and 33% in the Cash Long-term Incentive Plan.
6.    Benefits.  In addition to the compensation to be paid to the Executive pursuant to Section 5 hereof, the Executive shall further be entitled to receive the following:
a.    Participation in Employee Plans.  The Executive shall be entitled to participate in any health, disability, life insurance, pension, retirement, profit sharing, executive bonus, long term incentive, or deferred compensation plan or any other perquisites and fringe benefits that may be extended generally from time to time to employees of the Corporation at the Chief Officer Level.  For purposes of this Agreement, employees of the Corporation at the “Chief Officer Level” shall mean the Chief Executive Officer, the Chief Financial Officer, the President of Applebee’s, the

President of IHOP, and such other employees of the Corporation as may from time to time be designated as being at the Chief Officer Level by the Board.
b.    Vacation.  The Executive shall be entitled to vacation in accordance with the Corporation’s vacation or paid time off policy as in effect from time to time for employees of the Corporation at the Chief Officer Level.
c.    Equity and Long-Term Incentive Awards.  The Executive shall be entitled to equity and other long-term incentive awards that may be extended generally from time to time to employees of the Corporation at the Chief Officer Level, as approved by the Compensation Committee or the Board, subject to the terms and conditions of the respective equity and long-term incentive compensation plans and award agreements and the provisions of this Agreement.
7.    Reimbursement of Expenses.  Subject to such rules and procedures as from time to time are specified by the Corporation, the Corporation shall reimburse the Executive for reasonable business expenses incurred in the performance of the Executive’s duties under this Agreement.
8.    Confidentiality/Trade Secrets.  The Executive acknowledges that the Executive’s position with the Corporation is one of the highest trust and confidence both by reason of the Executive’s position and by reason of the Executive’s access to and contact with the trade secrets and confidential and proprietary business information of the Corporation.  Both during the term of this Agreement and thereafter, the Executive covenants and agrees as follows:
a.    The Executive shall use best efforts and exercise reasonable diligence to protect and safeguard the trade secrets and confidential and proprietary information of the Corporation, including but not limited to any non-public strategies, business plans, marketing and advertising plans, the identity of its customers and suppliers, its arrangements with customers and suppliers, and its technical and financial data, records, compilations of information, processes, recipes and specifications relating to its customers, suppliers, products and services;
b.    The Executive shall not disclose any of such trade secrets and confidential and proprietary information, except as may be required in the course of the Executive’s employment with the Corporation or by law; and
c.    The Executive shall not use, directly or indirectly, for the Executive’s own benefit or for the benefit of another, any of such trade secrets and confidential and proprietary information.
All original and any copies of files, records, documents, emails, drawings, specifications, memoranda, notes, or other documents relating to the business of the Corporation, including printed, electronic or digital copies thereof, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Corporation and shall be delivered to the Corporation and not retained by the Executive upon termination of the

Executive’s employment for any reason whatsoever or at any other time upon request of the Corporation’s General Counsel or the Board.
9.      Discoveries.  The Executive covenants and agrees to fully inform the Corporation of and disclose to the Corporation all inventions, designs, improvements, discoveries, and processes (“Discoveries”) that the Executive has now or may hereafter have during the Executive’s employment with the Corporation and that pertain or relate to the business of the Corporation, including but not limited to the operation and franchising of restaurants, or to any experimental work, products, services, or processes of the Corporation in progress or planned for the future, whether conceived by the Executive alone or with others, and whether or not conceived during regular working hours or in conjunction with the use of any Corporation assets.  The Executive will hold in trust for the sole right and benefit of the Corporation, and will transfer, convey, release and assign to the Corporation all of the Executive’s right, title, and interest, if any, in and to any and all Discoveries, whether or not patentable or registrable under copyright or similar laws, that the Executive has solely or jointly conceived or developed or reduced to practice, or caused to be conceived or developed or reduced to practice, during the period of time that the Executive is employed with the Corporation.

Notwithstanding the foregoing, the Executive is not required to assign, or offer to assign, to the Corporation any invention that fully qualifies under California Labor Code Section 2870, which section is reproduced below:

“(a)     Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)     Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2)     Result from any work performed by the employee for the employer.

(b)     To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

The Executive will assist the Corporation, or its designee, at the Corporation’s expense, in every proper way to secure and enforce the Corporation’s rights in the Discoveries as set forth above and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Corporation of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Corporation shall deem necessary in order to apply for, obtain and maintain such rights and in order to assign and convey to the Corporation, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Discoveries, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. The Executive will execute or cause to be executed, when it is in the Executive’s power to do so, any such instrument or papers and such obligation shall continue after the termination of Executive’s employment. If the Corporation is unable because of the Executive’s mental or physical incapacity or for any other reason to secure the Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Discoveries assigned to the Corporation as set forth above, then the Executive hereby irrevocably designates and appoints the Corporation and its duly authorized officers and agents as the Executive’s agent and attorney in fact, to act for and in the Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by the Executive.

10.    Non-Competition During Employment.  The Executive covenants and agrees that during the period of the Executive’s employment, the Executive shall not, without the prior written consent of the Chief Executive Officer of the Corporation (the “CEO”) and the Board, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, or through any other kind of ownership (other than ownership of securities of publicly held corporations of which the Executive owns less than 5% of any class of outstanding securities) or in any other representative or individual capacity, engage in or render any services to any business in North America engaged in the casual dining restaurant industry, the family dining restaurant industry, or in any other segment of the restaurant industry in which the Corporation or any subsidiary of the Corporation may become involved after the date hereof and prior to the date of termination of the Executive’s employment.
11.    Non-Solicitation During Employment.  The Executive agrees that during the period of the Executive’s employment, the Executive will not, either directly or indirectly, for the Executive or for any third party, except as otherwise agreed to in writing by the then CEO, solicit, induce, recruit, or cause any other person who is then employed by the Corporation to terminate his/her employment for the purpose of joining, associating, or becoming employed with any business or activity that is engaged in the casual dining restaurant industry, the family dining restaurant industry or any other segment of the restaurant industry in which the Corporation may become involved after the date hereof and prior to the date of any termination of employment.
12.    Remedies for Breach of Covenants of the Executive.
a.    The Corporation and the Executive specifically acknowledge and agree that the foregoing covenants of the Executive in Sections 8, 9, 10 and 11 are reasonable in content and scope and are given by the Executive for adequate consideration.  The Corporation and the Executive further acknowledge and agree that, if any court of competent jurisdiction or other appropriate authority shall disagree with the parties’ foregoing agreement as to reasonableness, then such court or other authority shall reform or otherwise construe the foregoing covenants as reason dictates.
b.    The covenants set forth in Sections 8 and 9 of this Agreement, as provided in Section 13 or 14, shall continue to be binding upon the Executive, notwithstanding the termination of the Executive’s employment with the Corporation for any reason whatsoever.  Such covenants shall be deemed and construed as separate agreements independent of any other provisions of this Agreement and any other agreement between the Corporation and the Executive.  The existence of any claim or cause of action by the Executive against the Corporation, unless predicated on this Agreement, shall not constitute a defense to the enforcement by the Corporation of any or all such covenants.  It is expressly agreed that the remedy at law for the breach of any such covenant is inadequate and injunctive relief and specific performance shall be available to prevent the breach or any threatened breach thereof.

c.    If the Executive breaches any of the covenants set forth in Sections 8, 9, 10 and 11 of this Agreement, the Executive shall reimburse the Corporation for (i) any long-term incentive compensation received by the Executive from the Corporation during the 12-month period preceding the breach, and (ii) any profits realized from the sale of securities of the Corporation during such 12-month period.
13.    Termination.  This Agreement (other than Sections 8 and 9, as provided in Section 13 or 14, which shall survive any termination hereof for any reason, including the expiration hereof due to non-renewal (an “Expiration”)) may be terminated as follows:
a.    The Corporation may terminate this Agreement and the Executive’s employment hereunder at any time, with or without Cause, upon written notice to the Executive.  The Executive may terminate this Agreement and the Executive’s employment hereunder, at any time, with or without Good Reason.
b.    In the event of termination by the Corporation without Cause or by the Executive for Good Reason, which shall not include a termination due to the Executive’s death or Disability, (i) the effective date thereof shall be stated in a written notice from the Board or the Executive, as the case may be, to the other party, which in the case of a termination for Good Reason shall not be earlier than 30 days from the date such written notice is delivered, and (ii) the Executive shall be entitled to receive (1) within 10 business days following the effective date of such termination the payment of that portion of the Executive’s Base Salary accrued through the date of termination to the extent not previously paid, any annual bonus earned during the prior fiscal year but not yet paid to the Executive, any incurred but unreimbursed expenses owed to the Executive in accordance with the Corporation’s policy or this Agreement, and any accrued but unused vacation pay owed to the Executive in accordance with the Corporation’s policy (the

“Accrued Obligations”) and (2) all amounts arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (the “Other Benefits”). In addition, subject to the Executive’s entering into and not revoking the General Release (the “Release”) set forth in Exhibit B attached hereto within 30 days after the effective date of termination (i) the Executive shall be entitled to receive all Severance Payments under Section 13(g); (ii) any unvested stock options, stock appreciation rights, restricted stock awards, restricted stock units and any other equity-based awards held by the Executive that are subject only to service or time based vesting conditions (and not performance-based vesting conditions) and that would have vested during the 12-month period following the Executive’s termination will vest as of the day immediately preceding the effective date of termination; (iii) any unvested equity-based or long-term cash-based awards held by the Executive that are subject to any performance-based vesting conditions shall become vested on a prorated basis, based on the portion of the performance period that has elapsed prior to the date of termination, determined in accordance with the Corporation’s administrative practices, and shall be paid at the time such award would have been paid to the Executive had the Executive remained employed through the end of the applicable performance period, based on actual performance during such performance period; and (iv) any stock options or stock appreciation rights held by the Executive shall remain exercisable until the earlier of 12 months after the date of termination or their original expiration date. The Severance Payment under Section 13(g)(i) shall be made to the Executive within 30 days after the effective date of termination so long as Executive has entered into and not revoked the Release; provided that if such 30-day period straddles two consecutive calendar years, payment shall be made in the second of such years.
c.     The Executive’s employment shall terminate automatically upon the Executive’s death. Upon the Disability of the Executive, the Corporation may give to the Executive written notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Corporation shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that, within the 30 days after such receipt, the Executive shall not have returned to perform, with or without reasonable accommodation, the essential functions of his or her position. For purposes of this Agreement, “Disability” shall mean the Executive’s inability to perform, with or without reasonable accommodation, the essential functions of his or her position hereunder for a period of 180 consecutive days (or 180 days within any period of 12 consecutive months) due to mental or physical incapacity, as determined by mutual agreement of a physician selected by the Corporation or its insurers and a physician selected by the Executive; provided, however, if the opinion of the Corporation’s physician and the Executive’s physician conflict, the Corporation’s physician and the Executive’s physician shall together agree upon a third physician, whose opinion shall be binding. In the event the Executive’s employment terminates due to death or Disability, the Corporation shall pay to the Executive (i) the Accrued Obligations, (ii) the Other Benefits and (iii) an amount equal to the annual bonus payout for the Executive for such fiscal year based on actual Corporation performance for such fiscal year, prorated pursuant to the terms of the Corporation’s annual bonus plan and payable at the time the annual bonus would have been paid to the Executive had Executive remained employed through the end of such fiscal year.
d.     In the event of termination by the Corporation with Cause, the Executive shall be entitled to receive only the Accrued Obligations and Other Benefits.
e.    The following shall constitute “Cause”:

(i)  The willful failure by the Executive to substantially perform the Executive’s duties with the Corporation (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties; or

(ii)  The Executive’s willful misconduct that is demonstrably and materially injurious to the Corporation, monetarily or otherwise; or

(iii) The Executive’s commission of such acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of the Executive’s duties; or

(iv)  The Executive’s conviction or plea of no contest to a felony or a crime of moral turpitude.

For purposes of this subsection e., no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without the reasonable belief that the Executive’s action or omission was in the best interest of the Corporation.  Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the non-employee members of the Board at a meeting of such members (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before such members of the Board), finding that the Executive has engaged in the conduct set forth above in this subsection e. and specifying the particulars thereof in detail.

f.    The Executive shall have “Good Reason” to effect a termination in the event that the Corporation (i) breaches its obligations to pay any salary, benefit or bonus due hereunder, (ii) assigns to the Executive any duties inconsistent with the Executive’s position with the Corporation or significantly and adversely alters the nature or status of the Executive’s responsibilities or the conditions of the Executive’s employment, such as the Executive no longer reporting to the Chief Executive Officer of the Corporation, or

(iii) reduces the Executive’s base salary and/or bonus opportunity, except for across-the-board reductions similarly affecting all management personnel of the Corporation and all management personnel of any corporation or other entity which is in control of the Corporation; and in the event of any of (i), (ii) or (iii), the Executive has given written notice to the Board as to the details of the basis for such Good Reason within 30 days following the date on which the Executive alleges the event giving rise to such Good Reason occurred, the Corporation has failed to provide a reasonable cure within 30 days after its receipt of such notice and the effective date of the termination for Good Reason occurs within 180 days after the initial existence of the facts or circumstances constituting Good Reason.  In the event of a termination by the Executive with Good Reason, the Executive will be entitled to all Severance Payments under Section 13(g).
g.    The “Severance Payments” consist of the following and, subject to subsection h. of Section 20, shall be paid as follows:  (i) an amount, in one lump sum, equal to one times the sum of (A) the Executive’s annual Base Salary, at the then current effective annual rate, plus (B) the average of the Executive’s actual bonus attributable, as applicable, to the preceding fiscal year or each of the preceding two or three fiscal years, in each case depending upon the Executive’s length of service; and (ii) the payment by the Corporation of premiums on behalf of the Executive, for coverage substantially similar to that provided under the Corporation’s health and life insurance plans, at the same cost to the Executive as was effective immediately prior to termination, and for so long as the Executive elects to continue such coverage up to a 12-month period.  To the extent that the Executive becomes covered under a health or life insurance plan maintained by a subsequent employer, the Executive shall cease to be covered under the same type of plan maintained by the Corporation.  The Executive agrees to notify the Corporation within 30 days after similar health or life benefits become available to the Executive from a subsequent employer. The Executive shall not be entitled to a prorated bonus pursuant to subsection b. of Section 5 for the year in which the Executive is terminated.
h.    In the event of any termination of the Executive other than by the Executive for Good Reason, by the Corporation without Cause or due to the Executive’s death or Disability, the Executive shall be entitled only to the Accrued Obligations and Other Benefits. In the event of any termination of the Executive, all amounts owed by the Executive to the Corporation for any reasons whatsoever will become immediately due and payable and the Corporation will transfer to the Executive any life insurance policy maintained by the Corporation for the Executive’s benefit.
i.    In the event of any termination of the Executive by the Executive for Good Reason or by the Corporation without Cause, the Corporation shall provide standard outplacement services at the expense of the Corporation, but not to exceed in total an amount equal to $10,000, from an outplacement firm selected by the Corporation. In order to receive outplacement services, the Executive must begin utilizing the services within 90 days of his or her date of termination.

j.    For purposes of clarity, in the event that the Executive’s employment is terminated upon or after the expiration of this Agreement, the Executive shall be entitled to the Accrued Obligations and shall be eligible for severance benefits as a Participant (as defined therein) under the terms of the Corporation’s Amended and Restated Executive Severance and Change in Control Policy (or any successor plan or policy thereof).
14.    Change in Control and Termination Thereafter.  If within 3 months prior to or 24 months following a Change in Control, as defined below, that occurs during the term of his Agreement, the employment of the Executive is terminated by the Corporation without Cause or by the Executive for Good Reason, whether or not the termination occurs during the term of this Agreement, which shall not include a termination due to the Executive’s death or Disability, then the provisions of Section 13 shall not apply and the following shall apply:
a.    The Executive shall be entitled to receive all Accrued Obligations and Other Benefits. In addition, subject to subsection h. of Section 20 and subject to the Executive’s entering into and not revoking the Release within 30 days after the effective date of termination, the Executive shall receive the following: (i) a lump sum payment equal to two times the sum of (A) the Executive’s Base Salary in effect immediately prior to the Change in Control, plus (B) the average of the Executive’s actual bonus attributable, as applicable to the preceding fiscal year or each of the preceding two or three fiscal years, in each case depending upon the Executive’s length of service; and (ii) a lump sum payment equal to the bonus to which the Executive would have been entitled under the Corporation’s annual incentive plan for the then current fiscal year, determined based on actual performance for the full performance period, and prorated based on the portion of the performance period that has elapsed prior to the date of termination, determined in accordance with the Corporation’s administrative practices. The payment described in clause (i) of this subsection a. shall be made to the Executive within 30 days after the effective date of termination; provided that if such 30-day period straddles two consecutive calendar years, payment shall be made in the second of such years. The payment described in clause (ii) of this subsection a. shall be paid at the time the annual bonus would have been paid to the Executive had Executive remained employed through the last day of the applicable fiscal year.
b.    The Corporation shall pay premiums on behalf of the Executive, for coverage substantially similar to that provided under the Corporation’s health and life insurance plans, at the same cost to the Executive as was effective immediately prior to termination, and for so long as the Executive elects to continue such coverage up to a 24 month period.  To the extent that the Executive becomes covered under a health or life insurance plan maintained by a subsequent employer, the Executive shall cease to be covered under the same type of plan maintained by the Corporation.  The Executive agrees to notify the Corporation within 30 days after similar health or life benefits become available to the Executive from a subsequent employer.
c.    Any unvested stock options, stock appreciation rights, restricted stock awards, restricted stock units, and other equity-based awards held by the Executive that are subject only to service or time based vesting conditions (and not performance-based vesting conditions) will vest as of the day immediately preceding the effective date of termination and, to the extent applicable, will become exercisable, and any restrictions or conditions on such equity-based awards shall immediately lapse and be deemed satisfied. Any stock options or stock appreciation rights held by the Executive shall remain exercisable until the earlier of 24 months after the date of termination or their original expiration date.
Upon the occurrence of a Change in Control, the Executive shall, with respect to all outstanding, unvested performance units and any other equity-based and long-term cash-based compensation awards subject to performance-based vesting criteria that are held by the Executive immediately prior to the Change in Control, be deemed to have satisfied any performance-based vesting criteria based on the Corporation’s actual performance through the date of the Change in Control, and following the Change in Control any such awards shall continue to vest based upon the time or service-based vesting criteria, if any, to which the award is subject. If the Executive’s employment terminates in accordance with the terms and conditions of this Section 14(c) after a Change in Control, such performance-based awards shall become immediately and fully vested, and shall be paid to the Executive not later than 30 days after the date of such termination.
d.    If the Executive dies after signing the Release and prior to receiving Severance Payments to which Executive is entitled pursuant to this Agreement, payment shall be made to the beneficiary designated by the Executive to the Corporation or, in the event of no designation of beneficiary, then to the estate of the deceased Executive.
15.    Definition of Change in Control.  A “Change in Control” shall be deemed to have occurred if:
a.    any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Corporation; any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation; or any Corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of Stock of the Corporation) is or becomes after the effective date of this Agreement the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such person any securities acquired directly from the Corporation or its affiliates) representing 35% or more of the combined voting power of the Corporation’s then outstanding securities; or
b.    during any period of two consecutive years (not including any period prior to the effective date of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in subsections a., c. or d. of this Section 15) whose election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or
c.    the consummation of a merger or consolidation of the Corporation with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, at least 75% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Corporation’s then outstanding securities; or
d.    the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets;
provided, that with respect to any non-qualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in subsection a., b., c. or d. also constitutes a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) if required in order for the payment not to violate Section 409A of the Code.
16.    Parachute Payment Matters.
Notwithstanding any other provision of this Agreement, if by reason of Section 280G of the Internal Revenue Code of 1986 (the “Code”) any payment or benefit received or to be received by the Executive in connection with a Change in Control or the termination of the Executive’s employment (whether payable pursuant to the terms of this Agreement (“Contract Payments”) or any other plan, arrangements or agreement with the Corporation or an Affiliate (as defined below) (collectively with the Contract Payments, “Total Payments”)) would not be deductible (in whole or part) by the Corporation, an Affiliate or other person making such payment or providing such benefit, then the Contract Payments shall be reduced and, if Contract Payments are reduced to zero, other Total Payments shall be reduced (in the reverse order in which they are due to be paid) until no portion of the Total Payments is not deductible by reason of Section 280G of the Code, provided, however, that no such reduction shall be made unless the net after-tax benefit received by the Executive after such reduction would exceed the net after-tax benefit received by the Executive if no such reduction was made.  The foregoing determination and all determinations under this Section 16 shall be made by the Accountants (as defined below).  For purposes of this Section 16, “net after-tax benefit” shall mean (i) the Total Payments that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income taxes payable with respect to such payments calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code.  For purposes of the foregoing determinations, (a) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the date of payment of any Contract Payment shall be taken into account; (b) no portion of the Total Payments shall be taken into account which in the opinion of the Accountants does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (without regard to subsection (A)(ii) thereof); (c) the Contract Payments (and, thereafter, other Total Payments) shall be reduced only to the extent necessary so that the Total Payments in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code, in the opinion of the Accountants;  and (d) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accountants in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.  For purposes of this Section 16, the term “Affiliate” means the Corporation’s successors, any Person whose actions result in a Change in Control or any company affiliated (or which, as a result of the completion of the transactions causing a Change in Control shall become affiliated) with the Corporation within the meaning of Section 1504 of the Code and “Accountants” shall mean the Corporation’s independent certified public accountants serving immediately prior to the Change in Control, unless the Accountants are also serving as accountant or auditor for the individual, entity or group effecting the Change in Control, in which case the Corporation shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accountants hereunder).  For purposes of making the determinations and calculations required herein, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, provided that the Accountant’s determinations must be made on the basis of  “substantial authority” (within the meaning of Section 6662 of the Code).  All fees and expenses of the Accountants shall be borne solely by the Corporation.
17.    Arbitration of Disputes.
a.    Any dispute or claim arising out of or relating to this Agreement or any termination of the Executive’s employment, other than with respect to Sections 8 through 12, shall be settled by final and binding arbitration in the greater Los Angeles metropolitan area in accordance with the Commercial Arbitration rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.
b.    Except as provided by applicable law, the fees and expenses of the arbitration panel shall be shared equally by the Executive and the Corporation.

c.    Except as provided by applicable law, the prevailing party in any arbitration brought hereunder shall be entitled to an award of its costs (including expenses and attorneys’ fees), incurred in such arbitration.
18.    No Mitigation.  The Executive shall have no duty to attempt to mitigate the level of benefits payable by the Corporation to the Executive hereunder, by seeking other employment or otherwise.  To the extent that the Executive becomes covered under a health or life insurance plan maintained by a subsequent employer, the Corporation will discontinue the Executive’s coverage; otherwise, the Corporation shall not be entitled to set off against the amounts payable hereunder any amounts received by the Executive from any other source, including any subsequent employer.
19.    Notices.  Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested.  Mailed notices shall be addressed as follows:

a.	If to the Corporation:

Dine Brands Global, Inc.
450 N. Brand Boulevard
Glendale, CA 91203
Attn: General Counsel

b.	If to the Executive:
Vance Y. Chang 3200 Patricia Avenue Los Angeles, CA 90064

Either party may change its address for notice by giving notice in accordance with the terms of this Section 19.

20.    General Provisions.
a.    Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California, without regard to its conflict of laws provisions.
b.    Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable, then such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance here from.  Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still be legal, valid or enforceable.
c.    Entire Agreement.  With the exception of the Release executed as a condition to receiving certain separation benefits hereunder, and all equity award agreements, this Agreement sets forth the entire understanding of the parties and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof and all agreements, acknowledgments, designations and directions of the Executive made or given under any Corporation policy statement or benefit program.  No terms, conditions, warranties, other than those contained herein, and no amendments or modifications hereto shall be binding unless made in writing and signed by the parties hereto.
d.    Binding Effect.  This Agreement shall extend to and be binding upon and inure to the benefit to the parties hereto, their respective heirs, representatives, successors and assigns.  This Agreement may not be assigned by the Executive, but may be assigned by the Corporation to any person or entity that succeeds to the ownership or operation of the business in which the Executive is primarily employed by the Corporation.
e.    Waiver.  No purported waiver of a breach or default will be valid unless specifically stated in writing by the waiving party. No such waiver waives any subsequent breach or default of the same or any other term in this Agreement.

f.    Titles.  Titles of the paragraphs herein are used solely for convenience and shall not be used for interpretation or construing any work, clause, paragraph, or provision of this Agreement.
g.    Counterparts.  This Agreement may be executed in any number of counterparts and by any electronic means, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.
h.    Compliance with IRC Section 409A.   The following provisions shall apply to this Agreement with respect to Section 409A of the Code:
(i) The lump sum cash severance payments which are payable under clause (i) of subsection g. of Section 13 and subsection a. of Section 14. are intended to satisfy the short-term deferral exemption under Treasury Regulation Section 1.409A-1(b)(4) and shall be made not later than the last day of the applicable two and one-half month period with respect to such payment, within the meaning of Treasury Regulation Section 1.409A-1(b)(4).

(ii)  If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Corporation shall, after consulting with the Executive, reform such provision to comply with Section 409A of the Code, provided that the Corporation agrees to maintain, to the maximum extent practicable, the original intent and economic benefit the Executive of the applicable provision without violating the provisions of Section 409A of the Code.

        (iii)  Notwithstanding any provision to the contrary in this subsection h., if Executive is deemed on the Termination Date to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code such payment or benefit shall not be made or provided (subject to the last sentence hereof) prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s “separation from service” (as such term is defined under Section 409A of the Code) or (B) the date of the Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this subsection h. (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefore were paid by Executive, the Executive shall pay the full cost of premiums for such welfare benefits during the Delay Period and the Corporation shall pay the Executive an amount equal to the amount of such premiums paid by the Executive during the Delay Period promptly after its conclusion.

i.    Withholding. The Corporation may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulations.

IN WITNESS WHEREOF, the Corporation and the Executive have executed this Agreement as of the date and year first above written.
THIS AGREEMENT CONTAINS AN ARBITRATION CLAUSE.

EXECUTIVE:	Dine Brands Global, Inc.:

By: /s/ Vance Y. Chang	By:	/s/ Gregory R. Bever
Vance Y. Chang	Gregory R. Bever Senior Vice President, Chief People Officer

Exhibit 10.1
Exhibit A

Executive’s Authorities and Duties

Executive will serve as the Chief Financial Officer, reporting directly to the Chief Executive Officer of the Corporation, with duties, authorities and responsibilities commensurate with such title and office at the Corporation. Executive’s services shall be performed at the Corporation’s restaurant support center in Glendale, California.

A-1

Exhibit 10.1
Exhibit B

General Release

1.General Release by Executive.    In consideration of the benefits provided under Section 13 or 14, as applicable of the Employment Agreement by and between Vance Y. Chang (“Executive”) and Dine Brands Global, Inc., a Delaware corporation (the “Corporation”), and subject to Section 2 below, Executive hereby releases and discharges forever the Corporation, and each of its divisions, affiliates and subsidiaries, and each of their present and former directors, officers, employees, trustees, agents, attorneys, administrators, plans, plan administrators, insurers, parent corporations, subsidiaries, divisions, related and affiliated companies and entities, shareholders, members, representatives, predecessors, successors and assigns, and all persons acting by, through, under or in concert with them (together with the Corporation, hereinafter collectively referred to as the “Executive Released Parties”), from and against all liabilities, claims, demands, liens, causes of action, charges, suits, complaints, grievances, contracts, agreements, promises, obligations, costs, losses, damages, injuries, attorneys’ fees, and other legal responsibilities (collectively referred to as “Claims”), of any form whatsoever, including, but not limited to, any claims in law, equity, contract, tort, or any claims under the California Labor Code, the California Civil Code, the California Business and Professions Code, the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990 (29 U.S.C. §§ 621, et seq.), the Sarbanes-Oxley Act of 2002, the Employee Retirement Income Security Act of 1974, or any other local ordinance or federal or state statute, regulation or constitution, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, which Executive or Executive’s successors in interest now own or hold, or have at any time heretofore owned or held, or may at any time own or hold by reason of any matter or thing arising from any cause whatsoever prior to the date of execution of this release, and without limiting the generality of the foregoing, from all claims, demands and causes of action based upon, relating to, or arising out of: (a) Executive’s employment relationship with the Corporation and/or any of the Executive Released Parties and the termination of that relationship; (b) Executive’s relationship as a shareholder, optionholder or holder of any interest whatsoever in any of the Executive Released Parties; (c) Executive’s relationship with any of the Executive Released Parties as a member of any boards of directors; and (d) any other type of relationship (business or otherwise) between Executive and any of the Executive Released Parties.
2.Exclusions from General Release.    Notwithstanding the generality of Section 1, Executive does not release the following claims and rights:
(a)Executive’s rights under this release;
(b)Executive’s rights as a shareholder and option holder in the Corporation;

(c)any claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
(d)claims to continued participation in certain of the Corporation’s group benefit plans pursuant to the terms and conditions of the federal law known as COBRA or the comparable California law known as Cal-COBRA;
(e)any rights vested prior to the date of Executive’s termination of employment to benefits under any Corporation-sponsored retirement or welfare benefit plan;
(f)Executive’s rights, if any, to indemnity and/or advancement of expenses pursuant to applicable state law, the Corporation’s articles, bylaws or other corporate governance documents, and/or to the protections of any director’ and officers’ liability policies of the Corporation or any of its affiliates; and
(g)any other right that may not be released by private agreement.
a.(collectively, the “Executive Unreleased Claims”).

3.Rights Under the ADEA.    Without limiting the scope of the foregoing release of Claims in any way, Executive certifies that this release constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that Executive has or may claim to have under ADEA. This release does not govern any rights or claims that might arise under the ADEA after the date this release is signed by Executive. Executive acknowledges that: (a) the consideration provided pursuant to this release is in addition to any consideration that he would otherwise be entitled to receive; (b) he has been and is hereby advised in writing to consult with an attorney prior to signing this release; (c) he has been provided a full and ample opportunity to review this release, including a period of at least 21 days within which to consider it; (d) to the extent that Executive takes less than 21 days to consider this release prior to execution, Executive acknowledges that he had sufficient time to consider this release with counsel and that he expressly, voluntarily and knowingly waives any additional time; and (e) Executive is aware of his right to revoke this release at any time within the seven-day period following the date on which he executes the release and that the release shall not become effective or enforceable until the calendar day immediately following the expiration of the seven-day revocation period. Executive further understands that he shall relinquish any right he has to the consideration specified in this release if he exercises his right to revoke it, and shall instead receive only such consideration as provided in his employment agreement with the Corporation. Notice of revocation must be made in writing and must be received by the Senior Vice President, Chief People Officer of the Corporation, no later than 5:00 p.m. (Pacific Time) on the seventh calendar day immediately following the date on which Executive executes this release.

4.Unknown Claims.    It is further understood and agreed that Executive waives all rights under Section 1542 of the California Civil Code and/or any statute or common law principle of similar effect in any jurisdiction with respect to any Claims other than the Executive Unreleased Claims. Section 1542 reads as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
Notwithstanding the provisions of Section 1542 or any statute or common law principle of similar effect in any jurisdiction, and for the purpose of implementing a full and complete release and discharge of all claims, Executive expressly acknowledges that this release is intended to include in its effect, without limitation, all claims which Executive does not know or suspect to exist in Executive’s favor at the time of execution hereof, and that the general release agreed upon contemplates the extinguishment of any such claims.
5.Covenant Not To Sue.    Executive represents and covenants that he has not filed, initiated or caused to be filed or initiated, any Claim, charge, suit, complaint, grievance, action or cause of action against any of the Executive Released Parties. Except to the extent that such waiver is precluded by law, Executive further promises and agrees that he will not file, initiate, or cause to be filed or initiated any Claim, charge, suit, complaint, grievance, action, or cause of action based upon, arising out of, or relating to any Claim, demand, or cause of action released herein, nor shall Executive participate, assist or cooperate in any Claim, charge, suit, complaint, grievance, action or proceeding regarding any of the Executive Released Parties, whether before a court or administrative agency or otherwise, unless required to do so by law. The parties acknowledge that this release will not prevent the Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that Executive acknowledges and agrees that any Claims by Executive, or brought on his behalf, for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be and hereby are barred.
6.No Assignment.    Executive represents and warrants that he has made no assignment or other transfer, and covenants that he will make no assignment or other transfer, of any interest in any Claim which he may have against the Executive Released Parties, or any of them.
7.Indemnification of Executive Released Parties.    Executive agrees to indemnify and hold harmless the Executive Released Parties, and each of them, against any loss, claim, demand, damage, expenses, or any other liability whatsoever, including reasonable attorneys’ fees and costs resulting from: (a) any breach of this release by Executive or

Executive’s successors in interest; (b) any assignment or transfer, or attempted assignment or transfer, of any Claims released hereunder; or (c) any action or proceeding brought by Executive or Executive’s successors in interest, or any other, if such action or proceeding arises out of, is based upon, or is related to any Claims, demands, or causes of action released herein; provided, however, that this indemnification provision shall not apply to any challenge by Executive of the release of claims under the ADEA, Title VII, or similar discrimination laws, and any right of the Executive Released Parties to recover attorneys’ fees and/or expenses for such breach shall be governed by applicable law. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by any of the Executive Released Parties under this indemnity.
8.Non-Disparagement by Executive.    Executive agrees not to publish or disseminate, directly or indirectly, any statements, whether written or oral, or other verbal or non-verbal communications that clearly communicate an affirmative or negative response to a question or statement, that are or could be harmful to or reflect negatively on any of the Executive Released Parties and/or their businesses, or that are otherwise disparaging of any of the Executive Released Parties and/or their businesses, or any of their past or present or future officers, directors, employees, advisors, or agents in their capacity as such, or any of their policies, procedures, practices, decision-making, conduct, professionalism or compliance with standards. For avoidance of doubt, statements by Executive, which Executive reasonably and in good faith believes to be accurate and truthful, made to the Corporation, or its subsidiaries, affiliates or representatives pursuant to Executive's obligations under Section 10 hereof shall not be deemed a violation of this Section 8.
9.Cooperation.    Executive agrees to cooperate fully with the Corporation and its subsidiaries and affiliates in transitioning his duties in response to reasonable requests for information about the business of the Corporation or its subsidiaries or affiliates or Executive’s involvement and participation therein; the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Corporation or its subsidiaries or affiliates which relate to event or occurrences that transpired while Executive was employed by the Corporation; and in connection with any investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission) as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Corporation. Executive’s full cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Corporation and/or its counsel at reasonable times and locations, executing accurate and truthful documents, appearing at the Corporation’s request as a witness at depositions, trials or other proceedings without the necessity of a subpoena, and taking such other actions as may reasonably be requested by of the Corporation and/or its counsel to effectuate the foregoing. In requesting such services, the Corporation will consider other commitments that Executive may have at the time of the request, and Executive’s availability and obligations under this Section shall in all instances reasonably be subject to Executive’s other commitments. The Corporation agrees to reimburse Executive for any reasonable, out-of-pocket travel, hotel and meal expenses incurred in connection with Executive’s performance of obligations pursuant to this Section for which Executive has obtained prior, written approval from the Corporation, and the Corporation shall pay Executive $200.00 per hour for any services performed by Executive at the request of the Corporation pursuant to this Section 9.
10.Truthful Testimony; Notice of Request for Testimony.    Nothing in this release is intended to or shall preclude either party from providing testimony that such party reasonably and in good faith believes to be truthful in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. Executive shall notify the Corporation in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least 10 days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Corporation a reasonable opportunity to challenge the subpoena, court order or similar legal process. Moreover, nothing in this release shall be construed or applied so as to limit any person from providing candid statements that such party reasonably and in good faith believes to be truthful to any governmental or regulatory body or any self-regulatory organization.
DATE                        EXECUTIVE

__________________            ____________________________

B-5